Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-180268, 333-196911, and 333-207834 on Form S-8 and Registration Statement No. 333-211645 on Form S-3 of our reports dated February 8, 2017, relating to the financial statements and financial statement schedule of Vantiv, Inc. and subsidiaries, and the effectiveness of Vantiv, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vantiv, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
February 8, 2017